Exhibit 10.1

Date: May 6th, 2022

Name: Raj Beri

Email: rajberi@gmail.com

Re:	GoodRx, Inc. Offer of Employment

Dear Raj,

On behalf of GoodRx, Inc., a Delaware corporation (the “Company” or “GoodRx”), we are pleased to offer you full-time employment in the position of Chief Operating Officer, subject to the following terms and conditions (“Offer Letter”).

Start Date and Location

Your employment start date will be May 23rd, 2022 (“Start Date”). Your primary employment location will be New York, but you agree that fulfilling your job responsibilities will require frequent travel to the Company’s headquarters in Santa Monica, California.

Base Salary

As a full-time exempt employee, you will initially earn a base salary of $41,666.67 monthly ($500,000 annualized), paid twice monthly on the Company’s normal payroll schedule, subject to regular withholdings. Your base salary will be subject to review annually as part of the Company’s normal salary review process, and any salary adjustment will be made solely in the Company’s discretion based on individual and Company performance.

Annual Performance Bonus

In addition to the base salary, you will be eligible for an annual discretionary performance bonus of up to 100% of your annual base salary (“Incentive Bonus”), prorated for your first year of employment based on your start date. To be eligible for the Incentive Bonus, you must be continuously employed by the Company through the end of the calendar year covered by the Incentive Bonus and remain employed by the Company at the time of the payment. The Incentive Bonus earned for each fiscal year (if any) shall be paid as soon as practicable following the Company’s Board of Directors (the “Board”) approval of the amount of the Incentive Bonus, subject to the conditions set forth in this paragraph. The final decision on the amount of the Incentive Bonus that will be paid (if any) shall be determined by GoodRx in its sole discretion.

Sign-On Bonus

The Company will also provide you with an advance of a one-time signing bonus in the amount of $500,000, subject to all regular payroll taxes (“Signing Bonus”). This Signing Bonus will be advanced to you in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with GoodRx. This Signing Bonus advance is taxable, and all regular payroll taxes will be withheld. Should you voluntarily resign from GoodRx at any time prior to your one-year anniversary date with the Company (i.e., one year from your Start Date), the Signing Bonus will not be earned, and the advance of the bonus must be paid back to the Company in full within 3 months of the date of your resignation. For the avoidance of doubt, should your employment terminate for any other reason, including without Cause (defined below), prior to your one-year anniversary date with the Company, you will not be required to repay this Signing Bonus advance.

Retention Bonus

Upon completion of one year of service for the Company, you will be eligible for a $500,000 retention bonus, less all applicable withholdings and deductions required by law (“Retention Bonus”), subject to the following conditions: To earn the bonus, you must be continuously employed by the Company from your Start Date until the one-year anniversary of your Start Date (“Retention Period”). If you have given notice of your intent to resign from employment on or before the last day of the Retention Period, the Retention Bonus shall have been forfeited in its entirety. If you have been involuntarily terminated by the Company for Cause (as defined below) during the Retention Period, the Retention Bonus shall have been forfeited in its entirety.

Benefits

You shall be eligible to participate in all the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans. Detailed information about the benefits presently available will be provided to you upon your employment. You will be eligible for vacation pursuant to the Company’s Flexible Vacation policy. You will also receive separate paid sick leave in accordance with the Company’s sick leave policy.

Equity

The Board has approved granting you a restricted stock unit award covering $10.8 million in share value of shares of class A Common Stock of GoodRx Holdings, Inc. under the applicable incentive plan (the “Plan”), calculated based on the average closing share price over the last 20 trading days preceding the date on which the board approves the grant (“RSU Award”). Your award will vest over time as you provide services to the Company or GoodRx Holdings, Inc. Subject to your continuous employment with the Company, and subject to approval of the Board, these shares will vest as follows: RSUs will vest at a rate of 1/16th of the total shares vesting on a quarterly basis over a four-year period, with the first 1/16th vesting during the month following your first full quarter of service after your Start Date. The exact date of vesting each quarter will be determined by the Board. The award will be evidenced by your RSU Agreement of GoodRx Holdings, Inc., and will be subject to the terms and conditions of the Plan.

Additionally, the Board has approved a non-statutory option grant to purchase $7.2 million shares of Common Stock of GoodRx Holdings, Inc. under the Plan (together with the RSU Award covering $10.8 million in share value as described in the preceding paragraph, the “Initial Award”).

The number of shares of options to be granted will be determined based on the grant date Black-Scholes fair value, and the exercise price of the option shares will be the fair market value (closing price) of the Common Stock of GoodRx Holdings, Inc. on the date on which the Board approves the grant. Subject to your continuous employment with the Company, and subject to approval of the Board, these option shares will vest as follows: Option shares will vest at a rate of 1/16th of the total shares on a quarterly basis over a four-year period, with the first 1/16th vesting during the month following your first full quarter of service after your Start Date. The exact date of vesting each quarter will be determined by the Board. The exercise price of the option shares will be the fair market value (closing price) of the Common Stock of GoodRx Holdings, Inc. on the date on which the Board approves the grant. The option shares will be evidenced by your Stock Option Agreement of GoodRx Holdings, Inc., and will be subject to the terms and conditions of the Plan.

You acknowledge and agree that the above Initial Award will be subject to a one-year post-vesting holding period, meaning you may not sell or otherwise transfer the shares issued pursuant to this Initial Award until your one-year anniversary with the Company as determined based upon your Start Date (defined above). The details of this post-vesting holding requirement will be set forth in your applicable RSU Agreement and Stock Option Agreement evidencing the awards. This holding requirement may be modified only by the Board and/or the Compensation Committee in their sole discretion.

You represent to the Company that you have reviewed with your own financial/tax advisors the tax consequences of this Initial Award and this Offer Letter, and that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

As part of the annual performance review process, you may be eligible for a discretionary equity award. The availability of and your eligibility for any such grants shall be based upon your performance, Company performance, current market conditions, and approval by the Board of Directors and Compensation Committee. The Board and Compensation Committee maintain sole discretion to approve any additional annual grants.

Severance and Change of Control

In the event the Company terminates your employment without Cause (defined below), and subject to your executing a release of claims against the Company, the Company shall pay you the following: (a) a lump sum payment equal to twelve (12) months of severance, paid at your annual base salary at the time of your termination of employment and subject to all applicable payroll deductions, and (b) a lump sum payment equal to your full target Incentive Bonus (defined above). These amounts shall be paid within 30 days following your execution of the release of claims.

In the event the Company terminates your employment due to a Change in Control (as defined in the Plan), the Board agrees that, notwithstanding the vesting schedule set forth in the “Equity” section above, the Initial Award (defined above) will fully vest, provided, however, that (a) your termination occurs within 24 months following that Change in Control and (b) your termination is not the result of a termination for Cause. The timing of such vesting pursuant to this paragraph will be determined by the Board but will occur no later than 60 days following your execution of a signed release of claims.

As used herein, “Cause” shall mean (i) a commission by you of a felony or other serious crime, or the commission of any act or omission involving fraud with respect to the Company or any of its affiliates or any of their respective customers, suppliers, vendors or other business relations; (ii) any conduct causing the Company or any of its subsidiaries public disgrace or disrepute or material economic harm, including but not limited to your reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs (whether or not at the workplace); (iii) a material failure by you to perform your responsibilities or duties to the Company; (iv) your breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its affiliates; or (v) the commission of any other act or omission by you involving dishonesty or disloyalty to the material detriment of the Company or any of its affiliates, or any other act or omission that brings the Company or any of its subsidiaries into public disrepute.

To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, the Company shall pay for you to continue your group health insurance benefits during the relevant severance period (i.e., four months for involuntary termination without cause, or six months for termination due to Change in Control).

As indicated, the foregoing severance and Change of Control provisions shall be conditioned on timely execution of GoodRx’s standard release of employee claims.

Name & Likeness Rights

You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness, voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes the Company deems necessary.

No Expectation of Privacy

You recognize and agree that you have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that your activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

“At Will” Employment

Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated. The “at-will” nature of your employment may only be changed by way of written agreement expressly altering the at-will employment relationship and signed by you and by the Company’s President.

Taxes and Code Section 409A

The Company may withhold from any amounts payable under this Letter such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. We intend that any compensation, benefits, and other amounts payable or provided to you under this Letter first be exempt from the requirements of Section 409A of the Internal Revenue Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”), to the maximum permissible extent, including as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and will be interpreted and construed consistently with such intent. To the extent that any payments under this Letter are not exempt from the requirements of Section 409A, then all such payments are intended to be paid or provided in compliance with Section 409A such that there will be no adverse tax consequences, interest, or penalties for you under Section 409A as a result of the payments and benefits so paid or provided to you.

Reporting and Loyalty

You will initially report to the Company’s Co-CEO. Your report may be changed from time to time by the Company.

You agree to the best of your ability and experience that you will loyally and conscientiously perform all of the duties and obligations required of you. During your employment, you will devote substantially all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not provide general consulting or advisor services in the healthcare or any related industry, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. You also agree that you will not engage in any outside activity or industry event as an expert, speaker, contributor, consultant, advisor, or panelist that would create an actual or potential conflict with your duties for the Company or may result in you divulging the Company’s nonpublic or confidential information. If you would like to participate in any such external activity, you will get prior written consent from the Company and ensure the proposed activity does not present an actual or potential conflict and will not involve disclosure of the Company’s confidential information. During your employment you may not use or disclose the Company’s confidential information except as required to perform your duties. As set forth below, your employment is contingent upon your compliance with the terms of the Company’s Proprietary Information and Invention Assignment Agreement during and after your employment. Nothing in this letter will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee or officer; and (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on or before your third day of employment.

•	Satisfactory outcome of pre-employment reference check.

•	Satisfactory outcome of post-offer background check.

•	Your signed agreement to, and ongoing compliance with, the terms of the Company’s Proprietary Information and Invention Assignment Agreement.

Your execution and return of the enclosed copy of this letter to Chief People Officer, Vina Leite no later than 5:00 pm Pacific Time, May 7th 2022, after which time this offer will expire.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the subject matter hereof. This letter agreement shall supersede any existing employment arrangement or agreement with the Company. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this offer. California law shall govern this agreement. If any provision of this letter agreement is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

Sincerely,

GOODRX, INC.

By:

/s/ Trevor Bezdek
Trevor Bezdek, Co-CEO

I accept the above offer, and will begin employment on the date set forth below:

Signature:	/s/ Raj Beri
Raj Beri

Date Signed:	5/6/2022

Start Date:	May 23, 2022